As filed with the Securities and Exchange Commission on March 27, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Sec. 240.14a-12

Innovator ETFs® Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary proxy materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Innovator ETFs® Trust

(the “Trust”)

Innovator IBD® 50 ETF

Innovator IBD® Breakout Opportunities ETF

(each, a “Target Fund” and collectively, the “Target Funds”)

Supplement To the Combined Proxy Statement and Prospectus

Dated March 27, 2026

As disclosed in the Combined Proxy Statement and Prospectus dated February 24, 2026, Innovator Capital Management, LLC (“Innovator”) has entered into a membership interest purchase agreement, pursuant to which GSAM Holdings LLC, a subsidiary of The Goldman Sachs Group, Inc., will purchase all of the issued and outstanding limited liability company interests of Innovator (the “Transaction”). The closing of the Transaction will result in the automatic termination of each investment management agreement between the Trust, on behalf of the respective Target Fund, and Innovator.

Innovator has announced that the Transaction is expected to close on or about April 1, 2026. The Combined Proxy Statement and Prospectus disclosed that if shareholders of either Target Fund do not approve the Agreement and Plan of Reorganization (the “Plan”) prior to the closing of the Transaction, then the reorganization will not be implemented for such Target Fund and the Innovator Board will consider what further actions to take with respect to such Target Fund, including but not limited to liquidation of the Target Fund.

The Board has determined to allow for additional time to solicit shareholders of each Target Fund to approve the Plan, and has made the requisite approvals to allow for the continued solicitation of shareholders and operation of the Target Funds, including the approval of (i) interim investment advisory agreements between the Trust, on behalf of each of the Target Funds, and Innovator and (ii) an interim sub-advisory agreement with Penserra Capital Management, LLC. Each of the Target Funds will operate under these interim investment advisory agreements and sub-advisory agreement until the reorganizations are completed or the Target Fund(s) are liquidated.

The Joint Special Meeting of the Target Funds is scheduled to reconvene on April 10, 2026. If the Plan is not approved at the Joint Special Meeting held on April 10, 2026, the Target Funds will liquidate. Further, as detailed in the Combined Proxy Statement and Prospectus, the reorganization of Innovator IBD® Breakout Opportunities ETF is contingent upon the approval of the Plan by the shareholders of the Innovator IBD® 50 ETF. Accordingly, if shareholders of the Innovator IBD® 50 ETF do not approve the Plan at the Joint Special Meeting held on April 10, 2026, both of the Target Funds will liquidate, notwithstanding any approval of the Plan by the shareholders of the Innovator IBD® Breakout Opportunities ETF.

Please Keep This Supplement With Your Combined Proxy Statement and Prospectus For Future Reference